UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 25, 2013

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 25, 2013, Kosmos Energy Ltd. (the “Company”), executed a farm-out agreement with Capricorn Exploration & Development Company Limited, a wholly-owned subsidiary of Cairn Energy PLC (“Cairn”), relating to the Cap Boujdour Offshore area.  Under the terms of the agreement, Cairn will acquire a non-operated interest of 20.0% in the Cap Boujdour Offshore block.  The Office National des Hydrocarbures et des Mines (“ONHYM”) will continue to hold its carried interest in the block through the exploration period. Cairn will pay 150% of its share of costs of a 3D seismic survey and one exploration well on the block, subject to a maximum spend of $125 million in aggregate. In the event the exploration well is successful, Cairn will pay 200% of its share of costs on two appraisal wells up to a cap of $100 million per well. Additionally, Cairn will contribute approximately $12 million towards future activity relating to the block. Completion of the transaction is subject to customary government approvals.  The Kingdom of Morocco is the de facto administering power of the territory where the Cap Boujdour Offshore area is geographically located, pending resolution of such territory’s long-term status. Kosmos has held rights to conduct exploration activities in the Cap Boujdour Offshore area since 2006 under a petroleum agreement with ONHYM.

On October 28, 2013, the Company issued a news release announcing the execution of the farm-out agreement with Cairn. A copy of the news release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.                               The following exhibits are filed as part of this current report on Form 8-K:

99.1                                                          News Release dated October 28, 2013 announcing the execution of the farm-out agreement with Cairn.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2013

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	News Release dated October 28, 2013 announcing the execution of the farm-out agreement with Cairn.